Exhibit 99.1

BRT REALTY TRUST

2012 INCENTIVE PLAN

SECTION 1

EFFECTIVE DATE AND PURPOSE

1.1  Effective Date.  This Plan shall become effective upon approval by the holders of a majority of the outstanding Shares at a duly authorized meeting of the Trust’s shareholders.

1.2  Purpose of the Plan.  The Plan is designed to motivate, retain and attract employees, officers and Trustees of experience and ability and to further the financial success of the Trust by aligning the interests of Participants through the ownership of Shares with the interests of the Trust’s shareholders.

SECTION 2

DEFINITIONS

The following terms shall have the following meanings (whether used in the singular or plural) unless a different meaning is plainly required by the context:

“1934 Act” means the Securities Exchange Act of 1934, as amended. Reference to a specific section of the 1934 Act or a regulation thereunder shall include any regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

“Award” means, individually or collectively, a grant under the Plan of Nonqualified Stock Options, Incentive Stock Options, Restricted Stock, Restricted Stock Units and Performance Share Awards.

“Award Agreement” means either (1) the written agreement setting forth the terms and provisions applicable to each Award granted under the Plan or (2) a statement (including an electronic communication) issued by the Trust to a Participant describing the terms and provisions of such Award.

“Board” or “Board of Trustees” means the Board of Trustees of the Trust.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations thereunder.

“Committee” means the Compensation Committee of the Board or the committee of the Board appointed to administer the Plan.

“Disability” or “Disabled” means the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.

“Exercise Price” means the price at which a Share may be purchased by a Participant pursuant to the exercise of an Option.

“Fair Market Value” means, as of any given date, (i) the closing sales price of the Shares on any national securities exchange on which the Shares are listed; (ii) the closing sales price if the Shares are listed on the OTCBB or other over the counter market; or (iii) if there is no regular public trading market for such Shares, the fair market value of the Shares as determined by the Committee.

“Grant Date” means, with respect to an Award, the effective date that such Award is granted to a Participant.

“Incentive Stock Option” means an Option to purchase Shares which is designated as an Incentive Stock Option and is intended to meet the requirements of Section 422 of the Code.

“Nonqualified Stock Option” means an Option to purchase Shares which is not an Incentive Stock Option.

“Option” means an Incentive Stock Option or a Nonqualified Stock Option.

“Participant” means an officer, employee, director or consultant of the Trust who has been granted an Award under the Plan.

“Performance-Based Award” means any Restricted Stock Award, Restricted Stock Unit, Option or Performance Share Award granted to a Participant that qualifies as “performance based compensation” under Section 162(m) of the Code.

“Performance Criteria” shall mean any, a combination of, or all of the following: (i) pre-tax income, (ii) after-tax income, (iii) net income (meaning net income as reflected in the Trust’s financial reports for the applicable period, on an aggregate, diluted and/or per share basis), (iv) operating income (including net operating income), (v) cash flow, (vi) earnings per share, (vii) return on equity, (viii) return on invested capital or assets, (ix) funds available for distribution, on aggregate, diluted or per share basis, (x) appreciation in the fair market value of the Shares, (xi) return on investment, (xii) total shareholder return on an absolute or peer comparable basis, (xiii) net earnings growth or growth in funds from operations (“FFO”) as FFO is computed in accordance with standards established by the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”), (xiv) stock appreciation (meaning an increase in the price or value of the Shares after the date of grant of an award and during the applicable period), (xv) related return ratios, (xvi) increase in revenues, (xvii) the Trust’s published ranking against its peer group of real estate investment trusts based on total shareholder return (xviii) net earnings, (vix) changes (or the absence of changes) in the per share or aggregate market price of the Shares, (xx) asset growth, (xxi) earnings before any one or more of the following items: interest, taxes, depreciation or amortization for the applicable period, as reflected in the Trust’s financial reports for the applicable period, and (xxii) total revenue growth (meaning the increase in total revenues after the date of grant of an award and during the applicable period, as reflected in the Trust’s financial reports for the applicable period). Performance Criteria need not be the same with respect to all Participants and may be established separately for the Trust as a whole, or on a per share basis, and may be based on performance compared to performance by businesses specified by the Committee, or compared to any prior period. All calculations and financial accounting matters relevant to this Plan shall be determined in accordance with GAAP, except as otherwise directed by the Committee.

“Performance Cycle” means one or more periods of time which may be of varying and overlapping durations, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participants right to and the payment of a Restricted Stock Award, Restricted Stock Unit, Option or Performance Share Award. Each such period shall not be less then twelve months.

“Performance Goals” means for a Performance Cycle, the specific goals established by the Committee for a Performance Cycle based upon the Performance Criteria.

“Period of Restriction” means the period during which an Award granted hereunder is subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, the achievement of Performance Goals or the occurrence of other events as determined by the Committee.

“Plan” means the BRT Realty Trust 2012 Incentive Plan, as set forth in this instrument and as hereafter amended from time to time.

“Restricted Stock” means an Award of Shares, the grant, issuance, retention and/or vesting of which is subject to such conditions as are expressed in the Award Agreement and as contemplated herein.

“Restricted Stock Unit” or “RSU” means an Award of a right to receive one Share, the grant, issuance, retention and/or vesting of which is subject to such conditions as are expressed in the Award Agreement and as contemplated herein.

“Retirement” means (i) a Trustee who has attained the age of 65 years who resigns or retires from the Board or does not stand for re-election to the Board and has served continuously as a Trustee of the Trust for not less than six consecutive years, and (ii) an officer or employee of the Trust who has attained the age of 65 years who resigns or retires from the Trust or one of its Subsidiaries and has served as an officer and/or employee of the Trust or one of its Subsidiaries for not less than ten consecutive years at the time of retirement or resignation, provided that such Participant has not acted in a manner during the period of his relationship with the Trust or any of its Subsidiaries which has been harmful to the business or reputation of the Trust. A determination as to whether a “retiree” acted in a manner which has been harmful to the business or reputation of the Trust shall be made by the Committee, whose determination shall be conclusive and binding in all respects on the Participant and the Trust.

“Shares” or “Beneficial Shares” means the shares of beneficial interest, $3.00 par value, of the Trust.

“Subsidiary” means (i) a corporation, association or other business entity of which 50% or more of the total combined voting power of all classes of capital stock is owned, directly or indirectly, by the Trust or by one or more Subsidiaries of the Trust or by the Trust and one or more Subsidiaries of the Trust, (ii) any partnership or limited liability company of which 50% or more of the capital and profit interests is owned, directly or indirectly, by the Trust or by one or more Subsidiaries of the Trust or by the Trust and one or more Subsidiaries of the Trust, or (iii) any other entity not described in clauses (i) or (ii) above of which 50% or more of the ownership and the power, pursuant to a written contract or agreement, to direct the policies and management or the financial and the other affairs thereof, are owned or controlled by the Trust or by one or more Subsidiaries of the Trust or by the Trust and one or more Subsidiaries of the Trust.

“Trust” means BRT Realty Trust, a Massachusetts business trust, or any successor thereto.

SECTION 3

ELIGIBILITY

3.1  Participants.  Awards may be granted in the discretion of the Committee to officers, employees, Trustees and consultants of the Trust and its Subsidiaries.

3.2  Non-Uniformity.  Awards granted hereunder need not be uniform among eligible Participants and may reflect distinctions based on title, compensation, responsibility or any other factor the Committee deems appropriate.

SECTION 4

ADMINISTRATION

4.1  The Committee.  The Plan will be administered by the Committee, which, to the extent deemed necessary by the Board, will consist of two or more persons who satisfy the requirements for a “non-employee director” under Rule 16b-3 promulgated under the 1934 Act and/or the requirements for an “outside director” under section 162(m) of the Code. The members of the Committee shall be appointed from time to time by, and shall serve at the pleasure of, the Board of Trustees. In the absence of such appointment, the Board of Trustees shall serve as the Committee and shall have all of the responsibilities, duties, and authority of the Committee set forth herein.

4.2  Authority of the Committee.  The Committee shall have the exclusive authority to administer and construe the Plan in accordance with its provisions. The Committee’s authority shall include, without limitation, the power to (a) determine persons eligible for Awards, (b) prescribe the terms and conditions of the Awards, (c) construe and interpret the Plan, the Awards and any Award Agreement, (d) adopt rules for the administration, interpretation and application of the Plan as are consistent therewith and (e) establish, interpret, amend or revoke any such rules. With respect to any Award that is intended to qualify as “performance-based compensation” within the meaning of section 162(m) of the Code, the Committee shall have no discretion to increase the amount of compensation that otherwise would be due upon attainment of a Performance Goal, although the Committee may have discretion to deny an Award or to adjust downward the compensation payable pursuant to an Award, as the Committee determines in its sole judgment. The Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or any part of its authority and powers under the Plan to one or more officers of the Trust to the extent permitted by law.

4.3  Decisions Binding.  All determinations and decisions made by the Committee and any of its delegates pursuant to Section 4.2 shall be final, conclusive and binding on all persons, and shall be given the maximum deference permitted by law.

SECTION 5

SHARES SUBJECT TO THE PLAN

5.1  Number of Shares.  Subject to adjustment as provided in Section 5.3, the total number of Shares available for grant under the Plan shall not exceed 600,000 Shares. The Shares available for issuance under the Plan shall be authorized but unissued Shares of the Trust.

5.2  Lapsed Awards.  Unless determined otherwise by the Committee, Shares related to Awards that are forfeited, cancelled, terminated or expire unexercised, shall be available for grant under the Plan. Shares that are tendered by a Participant to the Trust in connection with the exercise of an Award, withheld from issuance in connection with a Participant’s payment of tax withholding liability, or settled in such other manner so that a portion or all of the Shares included in an Award are not issued to a Participant shall not be available for grant under the Plan.

5.3  Adjustments in Awards and Authorized Shares.  In the event of a stock dividend or stock split, the number of Shares subject to the Plan, outstanding Awards and the numerical amounts set forth in Sections 5.1, 6.1, 7.1 and 8.1 shall automatically be adjusted to prevent the dilution or diminution of such Awards, except to the extent directed otherwise by the Committee. In the event of a merger, reorganization, consolidation, recapitalization, separation, liquidation, combination or other similar change in the structure of the Trust affecting the Shares, the Committee shall adjust the number and class of Shares which may be delivered under the Plan, the number, class and price of Shares subject to outstanding Awards, and the numerical limits of Sections 5.1, 6.1, 7.1 and 8.1 in such manner as the Committee shall determine to be advisable or appropriate to prevent the dilution or diminution of such Awards. Any such numerical limitations shall be subject to adjustment under this Section only to the extent such adjustment will not affect the status of any Award intended to qualify as “performance-based compensation” under section 162(m) of the Code or the ability to grant or the qualification of Incentive Stock Options under the Plan.

5.4  Restrictions on Transferability.  The Committee may impose such restrictions on any Award, Award of Shares or Shares acquired pursuant to an Award as it deems advisable or appropriate, including, but not limited to, restrictions related to applicable Federal securities laws, the requirements of any national securities exchange or system upon which Shares are then listed or traded, and any blue sky or state securities laws.

SECTION 6

STOCK OPTIONS

6.1  Grant of Options.  Subject to the terms and provisions of the Plan, Options may be granted to Participants at any time and from time to time as determined by the Committee. The Committee shall determine the number of Shares subject to each Option. The Committee may grant Incentive Stock Options, Nonqualified Stock Options, or any combination thereof. The maximum aggregate number of Shares underlying Options granted in any one calendar year to an individual Participant shall be 60,000.

6.2  Award Agreement.  Each Option shall be evidenced by an Award Agreement that shall specify the Exercise Price, the expiration date of the Option, the number of Shares to which the Option pertains, whether the Option is intended to be an Incentive Stock Option or a Nonqualified Stock Option, any conditions on exercise of the Option and such other terms and conditions as the Committee shall determine, including terms regarding forfeiture of Awards or continued exercisability of Awards in the event of termination of employment by the Participant.

6.3  Exercise Price.  The Exercise Price for each Option shall be determined by the Committee and shall be provided in each Award Agreement; provided, however, the Exercise Price for each Option may not be less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date. In the case of an Incentive Stock Option, the Exercise Price shall be not less than one hundred ten percent (110%) of the Fair Market Value of a Share if the Participant (together with persons whose stock ownership is attributed to the Participant pursuant to section 424(d) of the Code) owns on the Grant Date stock possessing more than 10% of the total combined voting power of all classes of stock of the Trust or any of its Subsidiaries.

6.4  Expiration of Options.  Except as provided in Section 6.7(c) regarding Incentive Stock Options, each Option shall terminate upon the earliest to occur of (i) the date(s) for termination of the Option set forth in the Award Agreement or (ii) the expiration of ten (10) years from the Grant Date. Subject to such limits, the Committee shall provide in each Award Agreement when each Option expires and becomes unexercisable. The Committee may not, after an Option is granted, extend the maximum term of the Option.

6.5  Exercisability of Options.  Options granted under the Plan shall be exercisable, in whole or in part, at such times and be subject to such restrictions and conditions as the Committee shall determine. After an Option is granted, the Committee may accelerate or waive any condition constituting a substantial risk of forfeiture applicable to the Option.

6.6  Payment.  Options shall be exercised by a Participant’s delivery of a written notice of exercise to the Secretary of the Trust (or its designee), setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares. Upon the exercise of an Option, the Exercise Price shall be payable to the Trust in full in cash or its equivalent. The Committee may permit exercise (a) by the Participant tendering previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the total Exercise Price, (b) the Participant tendering a combination of cash and Shares equal to total Exercise Price (the Shares tendered being valued at Fair Market Value at the time of exercise), or (c) by any other means which the Committee determines to provide legal consideration for the Shares, and to be consistent with the purposes of the Plan. As soon as practicable after receipt of a written notification of exercise and full payment for the Shares purchased, the Trust shall deliver to the Participant Share certificates (which may be in book entry form) representing such Shares. Until the issuance of the stock certificates, no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Shares as to which the Option has been exercised. No adjustment will be made for a dividend or other rights for which a record date is established prior to the date the certificates are issued.

6.7  Certain Additional Provisions for Incentive Stock Options.

(a)  Exercisability.  The aggregate Fair Market Value (determined on the Grant Date(s)) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by any Participant during any calendar year (under all plans of the Trust, any parent and its Subsidiaries) shall not exceed $100,000. The portion of the Option which is in excess of the $100,000 limitation shall be treated as a Non-Qualified Option pursuant to Section 422(d)(1) of the Code.

(b)  Trust and Subsidiaries Only.  Incentive Stock Options may be granted only to Participants who are officers or employees of the Trust or a Subsidiary on the Grant Date.

(c)  Expiration.  No Incentive Stock Option may be exercised after the expiration of ten (10) years from the Grant Date. In the case of an Incentive Stock Option that is granted to a Participant who (together with persons whose stock ownership is attributed to the Participant pursuant to Section 424(d) of the Code) owns on the Grant Date stock possessing more than 10% of the total combined voting power of all classes of stock of the Trust or any of its Subsidiaries, the term of such Incentive Stock Option shall be no more than five years from the Grant Date.

6.8  Restriction on Transfer.  Except as otherwise determined by the Committee and set forth in the Award Agreement, no Option may be transferred, gifted, pledged, assigned, or otherwise alienated or hypothecated, voluntarily or involuntarily. Upon the death or Disability of a Participant, an Option may be exercised by the duly appointed personal representative of the deceased Participant or in the event of a Disability by the Participant or the duly appointed committee of the Disabled Participant to the extent the Option was exercisable on the date of death or the date of Disability and shall be exercisable for a period of six months from the date of death or the date of Disability. Upon Retirement of a Participant an Option may be exercised to the extent it was exercisable on the effective date of the Retirement and shall be exercisable for a period of six months from the effective date of such Retirement.

6.9  Repricing of Options.  Without shareholder approval, (i) the Trust will not reprice, replace or regrant an outstanding Option either in connection with the cancellation of such Option or by amending an Award Agreement to lower the exercise price of such Option, and (ii) the Trust will not cancel outstanding Options in exchange for cash or other Awards.

6.10  Voting Rights.  A Participant shall have no voting rights with respect to any Options granted hereunder.

SECTION 7

RESTRICTED STOCK AND RESTRICTED STOCK UNITS

7.1  Grant of Restricted Stock and Restricted Stock Units.  Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock and/or Restricted Stock Units to Participants in such amounts as the Committee shall determine. The Committee shall determine the number of Shares and/or RSU’s to be granted to each Participant and the time when each Award shall be granted. No more than 60,000 Shares of each of Restricted Stock and Shares underlying Restricted Stock Units may be granted to any individual Participant in any one calendar year.

7.2  Restricted Stock and RSU Agreements.  Each Award of Restricted Stock and Restricted Stock Units shall be evidenced by an Award Agreement that shall specify the Period of Restriction, the number of Shares of Restricted Stock granted, the number of Shares subject to a Restricted Stock Unit, any applicable Performance Goals and Performance Cycle, and such other terms and conditions as the Committee shall determine, including terms regarding forfeiture of Awards in the event of termination of employment by the Participant or termination of the Participant’s relationship with the Trust as a director or consultant.

7.3  Transferability.  Except as otherwise determined by the Committee and set forth in the Award Agreement, Shares of Restricted Stock and Restricted Stock Units including Shares underlying RSU’s may not be sold, transferred, gifted, bequeathed, pledged, assigned, or otherwise alienated or hypothecated, voluntarily or involuntarily, until the end of the applicable Period of Restriction and the satisfaction, in whole or in part, of any applicable Performance Goals within the applicable Performance Cycle. Except as otherwise determined by the Committee and set forth in the Award Agreement, in the event of the death, Disability or Retirement of a Participant, all unvested Restricted Stock and unvested RSU’s shall not vest on the date of death or Disability or the effective date of Retirement. Without shareholder approval, the Trust will not, except as otherwise provided for in the

Plan, repurchase outstanding unvested Restricted Stock or unvested RSU’s in exchange for cash or accelerate the vesting of outstanding unvested Shares of Restricted Stock or RSU’s. The Committee may include a legend on the certificates representing Restricted Stock or RSU’s to give appropriate notice of such restrictions.

7.4  Other Restrictions.  The Committee may impose such other restrictions on Shares of Restricted Stock and Restricted Stock Units (including Shares underlying RSU’s) as it may deem advisable or appropriate in accordance with this Section 7.4.

(a)  General Restrictions.  The Committee may set one or more restrictions based upon (a) the achievement of specific Performance Goals, (b) applicable Federal or state securities laws, (c) time-based restrictions, or (d) any other basis determined by the Committee.

(b)  Section 162(m) Performance Restrictions.  For purposes of qualifying grants of Restricted Stock as “performance-based compensation” under Section 162(m) of the Code, the Committee, in its sole discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals shall be set by the Committee on or before the latest date permissible to enable the Restricted Stock to qualify as “performance-based compensation” under section 162(m) of the Code. In granting Restricted Stock that is intended to qualify under section 162(m) of the Code, the Committee shall follow any procedures determined by it in its sole discretion from time to time to be necessary, advisable or appropriate to ensure qualification of the Restricted Stock under section 162(m) of the Code.

(c)  Retention of Certificates.  To the extent deemed appropriate by the Committee, the Trust shall retain the certificates representing Shares of Restricted Stock in the Trust’s possession until such time as all conditions and restrictions applicable to such Shares have been satisfied or lapse.

7.5  Removal of Restrictions.  After the end of the Period of Restriction, the Shares shall be freely transferable by the Participant, subject to any other restrictions on transfer which may apply to such Shares. Notwithstanding the foregoing, the Committee shall not act in a manner that would cause a grant that is intended to be “performance-based compensation” under Code Section 162(m) to fail to be performance-based.

7.6  Voting Rights.  Except as otherwise determined by the Committee and set forth in the Award Agreement, Participants holding (a) Shares of Restricted Stock shall have voting rights during the Period of Restriction and (b) Restricted Stock Units shall not have voting rights during the Period of Restriction.

7.7  Dividends and Other Distributions.  Except as otherwise determined by the Committee and set forth in the Award Agreement, Participants holding (a) Shares of Restricted Stock shall be entitled to receive all dividends and other distributions paid with respect to the Shares during the Period of Restriction and (b) RSU’s shall not be entitled to receive any dividends or other distributions paid with respect to the underlying Shares during the Period of Restriction.

SECTION 8

PERFORMANCE-BASED AWARDS

8.1  Performance-Based Awards.  Participants selected by the Committee may be granted one or more Performance Awards in the form of Options, Restricted Stock, Restricted Stock Units or Performance Share Awards payable upon the attainment of Performance Goals that are established by the Committee and related to one or more of the Performance Criteria, in each case on a specified date or dates or over a Performance Cycle determined by the Committee. A Performance Cycle shall be at least one year. The Committee in its sole discretion shall determine whether an Award is to qualify as “performance based compensation” under Section 162(m) of the Code. The Committee in its sole discretion shall determine Awards that are based on Performance Goals but are not intended to quality as “performance based compensation” under Section 162(m). The Committee shall define the manner of calculating the Performance Criteria it selects to use for any Performance Cycle. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Trust performance or the performance of an individual. The Committee, in its discretion, may adjust or modify the calculation of Performance Goals for such Performance Cycle in order to prevent the dilution or enlargement of the rights of an individual (i) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development, (ii) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Trust, or the financial statements of the Trust, or (iii) in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions; provided however, that the Committee may not exercise such discretion in a manner that would increase the Performance-Based Award granted to a Participant. Each Performance-Based Award shall comply with the provisions set forth below. Performance Awards shall be paid in Shares.

(a)  Grant of Performance-Based Awards.  With respect to each Performance-Based Award granted to a Participant, if intended by the Committee to qualify as “performance based compensation” under Section 162(m) of the Code, the Committee shall select, within the first 90 days of a Performance Cycle the Performance Criteria for such grant, and the Performance Goals with respect to each Performance Criterion (including a threshold level of performance below which no amount will become payable with respect to such Award). Each Performance-Based Award will specify the amount payable, or the formula for determining the amount payable, upon achievement of the various applicable performance targets. The Performance Criteria established by the Committee may be (but need not be) different for each Performance Cycle and different Performance Goals may be applicable to Performance-Based Awards to different Participants.

(b)  Payment of Performance-Based Awards.  Following the completion of a Performance Cycle, the Committee shall meet to review and certify in writing whether, and to what extent, the Performance Goals for the Performance Cycle have been achieved and, if so, to also calculate and certify in writing the amount of the Performance-Based Awards earned for the Performance Cycle. The Committee shall then determine the actual size of each Participant’s Performance-Based Award, and, in doing so, may reduce or eliminate the amount of the Performance-Based Award for a Participant if, in its sole judgment, such reduction or elimination is appropriate.

(c)  Maximum Award Payable.  The maximum Performance-Based Award payable to any one Participant under the Plan for a Performance Cycle is 60,000 Shares (subject to adjustment as provided in Section 5.3 hereof).

SECTION 9

AMENDMENT, TERMINATION, AND DURATION

9.1  Amendment, Suspension, or Termination.  The Board, in its sole discretion, may amend, suspend or terminate the Plan, or any part thereof, at any time and for any reason; provided, however, that if and to the extent required by law or to maintain the Plan’s compliance with the Code, the rules of any national securities exchange (if applicable), or any other applicable law, any such amendment shall be subject to shareholder approval; and further provided, that without shareholder approval, no amendment shall permit the repricing, replacing or regranting of an Option in connection with the cancellation of such Option or by amending an Award Agreement to lower the exercise price of such Option or the cancellation of any Award in exchange for cash. The amendment, suspension or termination of the Plan shall not, without the consent of the Participant, alter or impair any rights or obligations under any Award theretofore granted to such Participant. No Award may be granted during any period of suspension or after termination of the Plan.

9.2  Duration of the Plan.  The Plan shall become effective in accordance with Section 1.1, and subject to Section 9.1 shall remain in effect until the tenth anniversary of the effective date of the Plan.

SECTION 10

TAX WITHHOLDING

10.1  Withholding Requirements.  Prior to the delivery of any Shares pursuant to an Award (or the exercise thereof), the Trust shall have the power and the right to deduct or withhold from any amounts due to the Participant from the Trust, or require a Participant to remit to the Trust, an amount sufficient to satisfy Federal, state and local taxes (including the Participant’s FICA obligation) required to be withheld with respect to such Award (or the exercise or vesting thereof).

10.2  Withholding Arrangements.  The Committee, pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax withholding obligation, in whole or in part, by (a) electing to have the Trust withhold otherwise deliverable Shares, or (b) delivering to the Trust Shares then owned by the Participant. The amount of the withholding requirement shall be deemed to include any amount that the Committee agrees may be withheld at the time any such election is made, not to exceed the amount determined by using the maximum federal, state or local marginal income tax rates applicable to the Participant with respect to the Award on the date that the amount of tax to be withheld is to be determined. The Fair Market Value of the Shares to be withheld or delivered shall be determined as of the date that the taxes are required to be withheld.

SECTION 11

CHANGE IN CONTROL

11.1  Change in Control.  For purposes of the Plan, a Change in Control means any of the following:

(a)      the acquisition (other than from the Trust) in one or more transactions by any person (as such term is used in Section 13(d) of the 1934 Act) of the beneficial ownership (within the meaning of Rule 13d-3 under the 1934 Act) of 25% or more of (i) the then outstanding Shares or (ii) the combined voting power of the then outstanding securities of the Trust entitled to vote generally in the election of Trustees (the “Trust Voting Stock”), provided however the provision of this Section 11.1(a) is not applicable to acquisitions made individually, or as a group by Fredric H. Gould, Matthew J. Gould and Jeffrey A. Gould, and their respective spouses, lineal descendants and affiliates;

(b)      individuals who, as of the date of the Award, constitute the Board of Trustees (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date of such Award whose election, or nomination for election by the Trust’s shareholders, was approved by a vote of at least a majority of the Trustees then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in the Rules of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(c)      the closing of a sale or other conveyance of all or substantially all of the assets of the Trust; or

(d)      the effective time of any merger, share exchange, consolidation, or other business combination involving the Trust if immediately after such transaction persons who hold a majority of the outstanding voting securities entitled to vote generally in the election of Trustees of the surviving entity (or the entity owning 100% of such surviving entity) are not persons who, immediately prior to such transaction, held the Trust’s voting Shares.

11.2  Effect of Change of Control.  On the effective date of any Change in Control, unless the applicable Award Agreement provides otherwise: (i) in the case of an Option, each such outstanding Option shall become exercisable in full in respect of the aggregate number of Shares covered thereby; and (ii) in the case of Restricted Stock, Restricted Stock Units and Performance Share Awards, the Restriction Period applicable to each such Award shall be deemed to have expired. Notwithstanding the foregoing, unless otherwise provided in the applicable Award Agreement, the Committee may, in its discretion, determine that any or all outstanding Awards of any or all types granted pursuant to the Plan will not become exercisable on an accelerated basis nor will the Restriction Period expire in connection with a Change of Control if effective provision has been made for the taking of such action which, in the opinion of the Committee, is equitable and appropriate to substitute a new Award for such Award or for the assumption of such Award and to make such new or assumed Award, as nearly as may be practicable, equivalent to the old Award (before giving effect to any acceleration of the exercisability or the expiration of the Restriction Period), taking into account, to the extent applicable, the kind and amount of securities, cash, or other assets into or for which the Shares may be changed, converted, or exchanged in connection with such Change of Control.

SECTION 12

MISCELLANEOUS

12.1  Deferrals.  To the extent consistent with the requirements of section 409A of the Code, the Committee may provide in an Award Agreement or another document that a Participant is permitted to defer receipt of the delivery of Shares that would otherwise be due to such Participant under an Award. Any such deferral shall be subject to such rules and procedures as shall be determined by the Committee.

12.2  Termination for Cause.  If a Participant’s employment or relationship with the Trust or a Subsidiary (as a director or consultant) shall be terminated for cause by the Trust or such Subsidiary during the Restriction Period or prior to the exercise of any Option (for these purposes, cause shall have the meaning ascribed thereto in any employment agreement to which such Participant is a party or, in the absence thereof, shall include, but not be limited to, insubordination, dishonesty, incompetence, moral turpitude, the refusal to perform his duties and responsibilities for any reason (other than illness or incapacity) and other misconduct of any kind), then, (i) all Options shall immediately terminate and (ii) such Participant’s rights to all Restricted Stock, RSU’s and Performance Share Awards shall be forfeited immediately.

12.3  Section 162(m).  Notwithstanding anything to the contrary herein or in an Award Agreement, an Award that is intended to qualify as “performance based compensation” under Section 162(m) of the Code, shall not vest in whole or in part in the event of the Participant’s Retirement, involuntary termination or if the Participant terminates his or her relationship with the Trust, except to the extent (a) the Performance Goal’s shall be achieved within the Performance Cycle or (b) otherwise permitted under Section 162(m) of the Code.

12.4  No Effect on Employment or Service.  Nothing in the Plan or in any Award, and no action of the Committee shall confer or be construed to confer on any Participant any right to continue in the employ or service of the Trust or any Subsidiary or shall interfere with or limit in any way the right of the Trust or any Subsidiary to terminate any Participant’s employment or service at any time, with or without cause. Employment with the Trust or any Subsidiary is on an at-will basis only, unless otherwise provided by an applicable employment or service agreement between the Participant and the Trust or any Subsidiary, as the case may be.